Exhibit 99.1

Sharps Technology Begins Shipments Across Three Customer Orders Under Previously Announced Purchase Agreements

Shipments include initial deliveries of SecureGard™ and SoloGard™ smart safety syringes from its Hungary-based manufacturing facility

Deliveries mark the Company’s transition to a commercial-stage, revenue-generating company

NEW YORK, June 4, 2025 (GLOBE NEWSWIRE) – Sharps Technology, Inc. (Nasdaq: “STSS” and “STSSW”) (“Sharps”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry, today announced the initiation of shipments for previously announced purchase orders across three customer orders. These shipments mark the Company’s first deliveries of its SecureGard™ and SoloGard™ product lines and its transition to generating commercial revenue.

Sharps has initiated shipment of its first commercial order of Sologard under a previously announced $50 million supply agreement with a U.S.-based leader in IV flushing solutions. The delivery includes customized 10mL SoloGard smart safety syringes manufactured at the Company’s upgraded facility in Hungary. SoloGard is a specialized, FDA- and WHO-approved smart safety syringe featuring ultra-low waste design, standard luer lock compatibility, and re-use prevention technology. This inaugural $400,000 purchase order marks the beginning of a five-year contract to supply up to 500 million syringes and represents the first revenue-generating shipment under the strategic supply agreement. The manufacturing of SoloGard is supported by advanced molding and automation technologies recently invested in by the Company, enabling Sharps to meet the anticipated increase in demand under the agreement during the second half of 2025.

In a separate shipment, Sharps delivered SecureGard smart safety syringes to a Hungarian vaccine provider following a $100,000 purchase order. SecureGard is an FDA- and WHO-approved, CE Mark-certified specialized safety syringe featuring an integrated active recessed safety system, ultra-low waste design, and re-use prevention technology. This marks the customer’s first commercial order and reflects growing global demand for Sharps’ safety syringe technologies. Combined with the SoloGard order, total purchase commitments reached approximately $500,000, establishing Sharps as a revenue-producing company and supporting its transition to commercial operations.

Additionally, Sharps has commenced shipment of 200,000 units of 1mL low dead space syringes to a Swiss-based global provider of cosmetic, dental, and ophthalmic injectable therapies. The syringes will be used in a specialized injection pen for the delivery of Botox and represent the first tranche of a 1-million-unit order. This shipment underscores Sharps’ ability to serve diverse therapeutic markets and meet the technical requirements of premium, differentiated injectable delivery platforms.

“These initial shipments mark a key operational milestone as Sharps officially transitions to a commercial-stage company,” stated Robert Hayes, Chief Executive Officer of Sharps Technology. “For the first time, we are recognizing product revenue across multiple product lines and global markets. This achievement validates years of R&D, strategic planning, and manufacturing investment. We’ve made significant upgrades to our Hungary-based facility to support these deliveries, including the installation of next-generation molding and automation technologies, to ensure we can meet near-term demand and scale rapidly to fulfill long-term contracts. These enhancements not only increase our production capacity, but also elevate the consistency and quality required by our customers.”

All products are being manufactured and shipped from Sharps’ facility in Hungary, which has undergone significant upgrades to support high-volume, high-precision production. The Company continues to build inventory and expand capacity to support current and future purchase commitments under long-term strategic agreements.

Mr. Hayes concluded: “Our progress reflects strong execution by the Sharps team and the strategic value of our manufacturing investments. We look forward to deepening relationships with our partners and driving additional growth in the quarters ahead.”

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary. For additional information, please visit www.sharpstechnology.com.

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Contact:

Holdsworth Partners

Adam Holdsworth

Phone: 917-497-9287

Email: IR@sharpstechnology.com